Exhibit 99.1

Contacts:

Caraco Pharmaceutical - Daniel Movens or Jitendra Doshi - P: (313) 871-8400
Caraco Pharmaceutical - Aaron Miles - P: (313) 556-4150

FOR IMMEDIATE RELEASE

Caraco Pharmaceutical Laboratories Ltd. Reports Record Sales and Profits for the Third Quarter and Nine Months of Fiscal 2007, Net Sales Rise 51% and 45%, Respectively

DETROIT, Michigan, January 25, 2007 -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) posted record net sales for the third quarter and nine months of fiscal 2007, ended December 31, 2006, of $31.3 million and $84.3 million, respectively, as compared to $20.7 million and $58.1 million for the corresponding periods of fiscal 2006. This represents an increase of 51% and 45% over the third quarter and nine months of fiscal 2006, respectively. Net income grew to $10.1 million and $17.4 million in the third quarter and nine months of fiscal 2007, respectively, as compared to a net loss of $0.7 million and $3.9 million during the corresponding periods of fiscal 2006.

Daniel H. Movens, Caraco’s Chief Executive Officer, said, “We are pleased with our growth and continued execution for the nine months of fiscal 2007. Our team’s consistent performance has allowed our Company to surpass, in nine months, our entire annual sales for fiscal 2006. Our third quarter sales revenue growth of 51% reflects a sequential growth of 11% over the second quarter of fiscal 2007. This is truly a remarkable achievement. Sun Pharmaceuticals Industries Ltd. (“Sun”) products, under our marketing agreement, contributed to our growth along with newer products launched during the previous quarter of fiscal 2007. It is great to see our continued sales growth, yet it is even greater to see the sales reflect record profits for the Company’s third quarter fiscal 2007.”

Third Quarter and Nine Months Fiscal 2007 Results

During the third quarter and nine months of fiscal 2007, net sales rose to a record $31.3 million and $84.3 million, respectively, from $20.7 million and $58.1 million for the corresponding periods of fiscal 2006. Gross profit during the relevant periods improved to $15.1 million and $42.4 million, as compared to $10.3 million and $28.2 million for the corresponding periods of fiscal 2006, reflecting an increase of 47% and 50%, respectively. The increases in gross profits were primarily due to higher sales and an improved balance in the mix of customers or the class of trade and product selection being sold partially offset by price erosion.

Selling, general and administrative expenses for the third quarter and nine months of fiscal 2007 were $2.6 million and $7.1 million, respectively, compared to $2.1 million and $5.7 million for the corresponding periods of fiscal 2006, representing an increase of 24% and 25% in the respective periods. The selling, general and administrative expenses, as a percentage of net sales, have declined to 8% for the nine months of fiscal 2007, as compared to 10% for the corresponding period of fiscal 2006.

Total research and development expenses for the third quarter and nine months of fiscal 2007 were $2.7 million and $18.5 million, respectively, as compared to $9.0 million and $26.6 million during the corresponding periods of fiscal 2006. Actual cash R&D expenses were $2.7 million and $6.8 million, respectively, during the third quarter and nine months of fiscal 2007, compared to $1.8 million and $5.5 million during the corresponding periods of fiscal 2006. We incurred non-cash R&D expenses of $11.8 million for three product transfers during the nine months of fiscal 2007, respectively, as compared to $21.0 million for six product transfers during the corresponding period of fiscal 2006. There were no product transfers in the third quarter of fiscal 2007 as compared to two products transferred in the corresponding period of fiscal 2006 at a non-cash cost of $7.1 million. The cash R&D expenses during the third quarter and nine months of fiscal 2007 were higher compared to those during the corresponding periods of fiscal 2006 due to increased internal R&D activity and initial milestone payments paid to third parties for initiating technology transfer of two products. During the third quarter of fiscal 2007 we filed two ANDAs, which brings our total to 19 products pending approval at the FDA, including two tentative approvals.

Mr. Movens stated, “We generated cash from operations of $19.7 million during the nine months of fiscal 2007, as compared to $4.6 million during the corresponding period of fiscal 2006. During the second quarter of fiscal 2007, we acquired a packaging facility, which was previously owned and operated by our third party packager, which packages our portfolio of products. Our intention remains to hire certain key employees of this third party packager to manage and operate our packaging and bottling operation. We will continue this transition in the fourth quarter of fiscal 2007. We envision this acquisition will improve overall costs in packaging, bottling and increase our production. Also, during the third quarter of fiscal 2007, we acquired six acres of land directly adjacent to our existing manufacturing facility and we are contemplating the construction of a 100,000 sq. ft. facility on this site.

“Our working capital continues to improve. At December 31, 2006, we had working capital of $66.3 million as compared to working capital of $41.4 million at the end of March 31, 2006. The increase in working capital in fiscal 2007 is primarily due to an increase in cash from operations and an increase in accounts receivable and inventory balances resulting from higher sales volumes. Also, at the end of the third quarter fiscal 2007, we had stockholders’ equity of $85.5 million as compared to $56.4 million at the end of March 2006. Additionally, we have a $10.0 million line of credit through JP Morgan Chase Bank, N.A., which allows us flexibility in our expansion efforts to increase our capacity over the next few years.”

Mr. Movens added, “We continue to believe that although the development of new products will increase our cash R&D expense and may impact EPS, we expect that we will continue to have the cash and other means available to meet increased working capital requirements, fund potential Paragraph IV Certification litigation and finance further capital investments. With only two products left to pass biostudies under the Sun technology transfer agreement, on a long-term basis our non-cash R&D expense will decrease and our cash R&D will increase. We have recently entered into a definitive agreement to market Sun ANDAs that are either approved or awaiting approval at the FDA. Accordingly, we have begun marketing a number of these products. This agreement will provide for an alternate stream of products that will complement our internal research and development, our outsourced development and our current technology agreement with Sun, providing four diverse paths of development, an increased product pipeline and potential revenue. These various paths mitigate the risk of each other, potentially allowing for an ongoing stream of approvals from the FDA.”

“We remain extremely pro-active in regards to growing our business appropriately. We continue to expand and upgrade our facilities and hire talented individuals, which allow us to better cope with a significantly increased workload with improved timeliness, higher quality, and increased FDA cGMP compliance. Our internal efforts, combined with Sun in developing new products have also picked up momentum and this should permit us to grow at the level of our guidance. Based on current trends, we believe we will achieve a minimum of 30% growth in sales for fiscal 2007, compared to fiscal 2006,” stated Mr. Movens.

“As we have noted in previous quarters, although gross profit margins may come down over time due to price erosion, we are confident that our sales growth, expanding product portfolio and successful execution of our business plan will offset any long-term impact. However, should the pricing pressures become more severe than anticipated; the result may be lower growth rates and gross margins. Management has and will continue to work diligently to counter the pricing pressures through increased sales volumes, expansion of our customer base, improved productivity, and better cost absorption of operational overheads, cost reductions and increased development plans,” Mr. Movens said.

This press release should be read in conjunction with our Form 10-Q which has more detailed information on the third quarter and nine month’s results of fiscal 2007.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission and include: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, dependence on key personnel, development by competitors of new or superior products or cheaper products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, integrity and reliability of the Corporation’s data, compliance with regard to regulatory and cGMP managing our recent rapid growth and anticipated future growth, occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as a shelf-stock adjustment, possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, accounts receivable allowances including charge-backs, rebates, income taxes, values of assets and inventories, litigation involving claims of patent infringement, litigation involving claims for royalties, and other risks identified in this report and identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

Financial Statements to Follow

CARACO PHARMACEUTICAL LABORATORIES, LTD.

UNAUDITED STATEMENTS OF OPERATIONS

	Nine Months ended December 31,		Quarter ended December 31,

	2006	2005	2006	2005

Net sales	$84,288,303	$58,087,910	$31,257,187	$20,678,978
Cost of goods sold	41,915,021	29,861,857	16,126,034	10,329,598

Gross profit	42,373,282	28,226,053	15,131,153	10,349,380

Selling, general and administrative expenses	7,105,896	5,701,231	2,603,035	2,133,346
Research and development costs - affiliate	11,761,280	21,047,360	—	7,137,280
Research and development costs – other	6,778,204	5,512,554	2,734,727	1,848,167

Operating income (loss)	16,727,902	(4,035,092)	9,793,391	(769,413)

Other income
Interest expense	(28,194)	—	—	—
Interest income	616,321	108,130	266,074	54,820
Other income	39,897	42,635	6	33,637

Other income	628,024	150,765	266,080	88,457

Net income (loss)	$17,355,926	($3,884,327)	$10,059,471	($680,956)

Net income (loss) per common share
Basic	0.66	(0.15)	0.38	(0.03)
Diluted	0.45	(0.15)	0.26	(0.03)

Weighted number of Shares
Basic	26,434,238	26,383,457	26,434,238	26,383,457
Diluted	38,756,119	26,383,457	39,115,085	26,383,457